Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-254756, 333-254756-01 and 333-254756-02 on Form F-3 of GSK plc, GlaxoSmithKline Capital plc, and GlaxoSmithKline Capital Inc. and Registration Statement Nos. 333-88966, 333-100388, 333-162702, and 333-235651 on Form S-8 of GSK plc, of our reports dated 10 March 2023, relating to the financial statements of GSK plc and the effectiveness of GSK plc’s internal control over financial reporting appearing in this Annual Report on Form 20-F/A for the year ended 31 December 2022.

/s/ Deloitte LLP

London, United Kingdom

14 April 2023